Exhibit 99.1

Otter Tail Corporation Sells E.W. Wylie

Trucking Business sold to Walden Smokey Point, Inc.

December 29, 2011, Fargo, ND – Otter Tail Corporation today announced it has sold its trucking business, E.W. Wylie to Walden Smokey Point, Inc., a holding company based in Dallas, TX. Walden’s operating company, Smokey Point Distributing, is a leader in flatbed/heavy haul trucking based in the Pacific Northwest.

E.W Wylie will continue to be operated independently, with the trucking company headquarters remaining in West Fargo, ND.  “This is a great outcome for both Otter Tail Corporation and Walden Smokey Point,” said Otter Tail Corporation Interim CEO Edward J. “Jim” McIntyre. “It is consistent with our stated strategy of realigning our business portfolio, while also adding value to Walden Smokey Point’s complementary interests in the transportation field.” Don R. Daseke, Chief Executive Officer of Walden Smokey Point, Inc.,  added, “ This transaction will enable us to leverage the considerable industry expertise that exists between our flatbed/heavy haul trucking business, Smokey Point Distributing, and that of E.W. Wylie.  Smokey Point and Wylie will work together to better serve all customers.”

About E. W. Wylie:  Founded in 1938, E.W. Wylie Corporation specializes in flatbed trucking and trucking logistics. Wylie service lanes run within the 48 contiguous states as well as Alaska and Canada.  Wylie specializes in moving fabricated steel, agriculture machinery, tubing, construction equipment, as well as oil gas industry components. Wylie operates from its primary terminal in West Fargo with other terminals in Denver, CO and Tyler, TX.

About Smokey Point Distributing:  Smokey Point Distributing (SPD) is an established leader in the flatbed/heavy haul trucking industry. SPD specializes in the handling of large, irregular and difficult to transport cargo and aerospace parts, as well as less-than-truckload (LTL), truckload (TL) and general commodities transportation.  SPD has one of the largest fleets in the nation of retractable curtain vans in both flatbed and step deck trailers.  The Company was founded in 1979 and currently operates out of a primary terminal located in Arlington, WA, just north of Seattle with other terminals in Pomona, CA, Wichita, KS and Charleston, SC.

About Otter Tail Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and energy services company, wind energy, health services, and infrastructure businesses that include manufacturing, construction and plastics. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.